UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                         Name: VANGUARD MONTGOMERY FUNDS

Address of Principal Business Office (Number and Street, City, State, Zip Code):

         100 Vanguard Boulevard
         Malvern, Pennsylvania  19355

Telephone Number (including area code): (610) 669-1000

Name and address of agent for service of process:

         Heidi Stam
         P.O. Box 2600
         Valley Forge, Pennsylvania  19482

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes   (X )                 No   (   )

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf on the 17th day of August, 2007.


VANGUARD MONTGOMERY FUNDS

BY:      Arthur S. Gabinet, Assistant Secretary  /S/ ARTHUR S. GABINET
                                                 -----------------------------

Attest:  Barry Mendelon, Principal               /S/ BARRY MENDELSON
                                                 -----------------------------

August 17, 2007



U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549

Re:      Vanguard Montgomery Funds (the "Trust")

Commissioners:

     In connection with the registration of the Trust under the Investment Company Act of 1940 and the Securities Act of 1933, I am enclosing notification of Registration on Form N-8A.


Very truly yours,



Arthur S. Gabinet
Assistant Secretary